UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 23, 2010

Momenta Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50797	04-3561634
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 West Kendall Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

(617) 491-9700

(Registrant’s telephone number,
including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On December 22, 2010 , Momenta Pharmaceuticals, Inc. (the “Company”) entered into a letter agreement (the “Letter Agreement”) with the Massachusetts Institute of Technology (“MIT”) relating to the Amended and Restated Exclusive Patent License Agreement, dated November 1, 2002, by and between MIT and the Company, as amended (collectively, the “MIT License Agreement”), pursuant to which the Company licenses certain intellectual property from MIT and, in addition to other obligations, has agreed to pay MIT (i) a percentage of certain income received by the Company from corporate partners and sublicensees and (ii) royalties for certain drug products that are developed using such intellectual property and that constitute Licensed Products (as such term is defined in  the MIT License Agreement).

The Company has used intellectual property licensed from MIT in its enoxaparin program. The Company developed enoxaparin under its Collaboration and License Agreement (the “Sandoz Agreement”) entered into with Sandoz AG and Sandoz Inc. in November 2003 (“Sandoz”).  Under the Letter Agreement, the Company has agreed to pay MIT a percentage of the amount received by the Company from Sandoz under the Sandoz Agreement with respect to sales of the enoxoparin sodium injection product that received FDA marketing approval in July 2010.  The foregoing description of the Letter Agreement is qualified in its entirety by the full text of the Letter Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)

Exhibit No.	Description
10.1†	Letter Agreement, dated December 22, 2010, by and between Momenta Pharmaceuticals, Inc. and the Massachusetts Institute of Technology

†     Confidential treatment has been requested as to certain portions of this exhibit. Such portions have been omitted and filed separately with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTA PHARMACEUTICALS, INC.

Date: December 23, 2010	By:	/s/ Craig A. Wheeler

Craig A. Wheeler
President and Chief Executive Officer
(Principal Executive Officer)